                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-44394 of Verizon Wireless Inc. on Form S-1 of our report dated April 4, 2001 on the balance sheet of Verizon Wireless Inc. as of December 31, 2000 and the related statements of operations and accumulated earnings and cash flows for the period August 11, 2000 (date of inception) to December 31, 2000; our report dated January 24, 2001 (except for Note 23 as to which the date is March 19, 2001) on the consolidated balance sheet of Cellco Partnership d/b/a Verizon Wireless as of December 31, 2000 and the consolidated statements of operations, partners' capital and cash flows for the year then ended; and our report dated April 21, 2000 on the combined balance sheet of Vodafone AirTouch Plc-U.S. Cellular and Paging Operations as of December 31, 1999, and the combined statements of operations, changes in stakeholder's equity and cash flows for the six months ended June 30, 1999 and the six months ended December 31, 1999, all appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York
November 8, 2001